UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2017

ALBIREO PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33451	90-0136863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Post Office Square, Suite 502 South Boston, Massachusetts		02109
(Address of principal executive offices)		(Zip Code)

(857) 254-5555

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 28, 2017, Albireo Pharma, Inc. (“Albireo”) and its indirect subsidiary Elobix AB (“Elobix”) entered into a Royalty Interest Acquisition Agreement (the “RIAA”) with HealthCare Royalty Partners III, L.P. (“HCR”). Pursuant to the RIAA, HCR agreed to pay to Elobix $45 million (the “Closing”) if its product candidate elobixibat is approved by the Japanese Ministry of Health, Labour and Welfare (“MHLW”) and an additional $15 million if a specified sales milestone is achieved for elobixibat in Japan. In return, Elobix sold its right to receive all royalties and sales milestones for elobixibat in Japan that may become payable by EA Pharma Co., Ltd. (“EA Pharma”) pursuant to the License Agreement, dated April 2, 2012, between Elobix and EA Pharma, as amended (the “License Agreement”), to HCR, up to a specified maximum amount (the “Cap Amount”) equal to 175% of the amount paid by HCR to Elobix under the RIAA plus certain patent-related expenses (if such patent-related expenses become payable by HCR). The RIAA provides that, if the Cap Amount is reached, Elobix will again become eligible to receive royalties and sales milestones for elobixibat from EA Pharma under the terms of the License Agreement. Elobix also has the right, but not the obligation, to pay to HCR at any time an amount that, when added to all royalties and sales milestones for elobixibat theretofore received by HCR under the RIAA, equals the Cap Amount, in which case Elobix will again become eligible to receive royalties and sales milestones for elobixibat under the terms of the License Agreement. In addition to amounts potentially payable to Elobix under the RIAA, Elobix has retained its right to receive a milestone payment from EA Pharma under the License Agreement if elobixibat is approved by the MHLW.

The RIAA requires Albireo and Elobix to take certain actions with respect to the elobixibat royalties and sales milestones and with respect to the License Agreement and contains certain representations and warranties, covenants, indemnification obligations and other provisions that are customary for a royalty monetization transaction. In addition, for protective purposes only, Albireo, its indirect subsidiary Albireo AB and Elobix have agreed to grant HCR a precautionary security interest in specified assets related to elobixibat, but only in the event that, notwithstanding the parties’ intentions, the transfer contemplated by the RIAA is held by a court of competent jurisdiction not to be a true sale.

HCR has the right (but not the obligation) to terminate the RIAA prior to the Closing if any of the following conditions has not been satisfied (or waived by HCR) as of July 31, 2018: (a) the MHLW has approved a new drug application for marketing elobixibat in Japan; (b) a subset of representations made in the RIAA remain correct and complete; or (c) Elobix has complied in all material respects with its obligations under the RIAA or related transaction documents. It is a condition to any termination of the RIAA by HCR that HCR assigns the assigned royalties, sales milestones and other assigned rights back to Elobix. The RIAA may be terminated by Elobix prior to the Closing if: (i) HCR breaches any of its payment obligations; (ii) approval of elobixibat in Japan by MHLW has not occurred by December 31, 2018; (iii) the representations and warranties of HCR do not remain true and correct in all material respects; or (iv) HCR has failed to comply in all material respects with its covenants under the RIAA or related transaction documents.

This summary of the RIAA does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the RIAA, a copy of which is planned to be filed as an exhibit to Albireo’s Annual Report on Form 10-K for the year ended December 31, 2017.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBIREO PHARMA, INC.

Date: January 4, 2018	/s/ Ronald H.W. Cooper
Ronald H.W. Cooper
President and Chief Executive Officer